EXHIBIT 1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “AGREEMENT”), entered into as of the 20th day of November, 2007, by and among NB&T Financial Group, Inc., a bank holding company incorporated under the laws of the State of Ohio (“HOLDING COMPANY”), The National Bank and Trust Company, a national banking association and a wholly-owned subsidiary of HOLDING COMPANY (“BANK”), and John J. Limbert, an individual (the “EMPLOYEE”);

WITNESSETH:

WHEREAS, the EMPLOYEE is currently serving as the President and Chief Executive Officer of the HOLDING COMPANY and the BANK (the “EMPLOYERS”); and

WHEREAS, the EMPLOYEE and the EMPLOYERS desire to enter into this AGREEMENT to set forth the terms and conditions of the employment relationship between the EMPLOYERS and the EMPLOYEE commencing as of the effective date of this AGREEMENT;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the EMPLOYERS and the EMPLOYEE hereby agree as follows:

Section l. Employment and Term. Upon the terms and subject to the conditions of this AGREEMENT, the EMPLOYERS hereby employ the EMPLOYEE, and the EMPLOYEE hereby accepts employment, as the President and Chief Executive Officer of BANK and of HOLDING COMPANY. The term of this AGREEMENT shall commence on the date first written above and shall end on January 31, 2011; provided, however, that this AGREEMENT shall be automatically extended on each January 31 for an additional year (the original term plus any extensions of the term, the “TERM”) unless either party provides to the other party written notice at least 60 calendar days before the next scheduled extension of the TERM that it does not wish to extend the TERM, in which case no further extensions shall occur and the TERM shall end on the scheduled expiration date.

Section 2. Duties of the EMPLOYEE.

(a) General Duties and Responsibilities. As the President and the Chief Executive Officer of each of the EMPLOYERS, the EMPLOYEE shall perform the duties and responsibilities of such offices set forth in the Amended and Restated Code of Regulations of HOLDING COMPANY and in the Bylaws of BANK, and other duties and responsibilities customary for such offices to the best of his ability and in accordance with the policies established by the Boards of Directors of the EMPLOYERS and all applicable laws and regulations. The EMPLOYEE shall perform such other duties not inconsistent with his position as may be assigned to him from time to time by the Boards of Directors of the EMPLOYERS; provided, however, that the EMPLOYERS shall employ the EMPLOYEE during the TERM in a senior executive capacity without diminishment of the importance or prestige of his position.

(b) Devotion of Entire Time to the Business of the EMPLOYERS. The EMPLOYEE shall devote his entire productive time, ability and attention during normal business hours throughout the TERM to the faithful performance of his duties under this AGREEMENT. The EMPLOYEE shall not directly or indirectly render any services of a business, commercial or professional nature to any person or organization without the prior written consent of the Boards of Directors of the EMPLOYERS; provided, however, that the EMPLOYEE shall not be precluded from (i) vacations and other leave time in accordance with Section 3(g) hereof; (ii) reasonable participation in community, civic, charitable or similar organizations; (iii) the pursuit of personal investments which do not interfere or conflict with the performance of the EMPLOYEE’s duties to the EMPLOYERS; or (iv) serving as a member of the boards of directors of other companies to the extent such positions do not conflict with the EMPLOYEE’s service to the EMPLOYERS and such service has been pre-approved by the Board of Directors of HOLDING COMPANY.

Section 3. Compensation, Benefits and Reimbursements.

(a) Salary. The EMPLOYEE shall receive during the TERM an annual salary payable in equal installments not less often than monthly. The amount of such annual salary shall be $312,000 until changed by the Boards of Directors of the EMPLOYERS in accordance with Section 3(b) of this AGREEMENT or otherwise.

(b) Annual Salary Review. Each year throughout the TERM, the annual salary and annual bonus of the EMPLOYEE shall be reviewed by the Compensation Committee of the Board of Directors of HOLDING COMPANY and by the Boards of Directors of the EMPLOYERS and shall be set based upon the EMPLOYEE’s individual performance and the overall profitability and financial condition of the EMPLOYERS (the “ANNUAL REVIEW”). The annual salary of the EMPLOYEE may be increased, but not decreased, as a result of such ANNUAL REVIEW. The results of the ANNUAL REVIEW shall be reflected in the minutes of the Compensation Committee of HOLDING COMPANY or in other appropriate Board of Directors’ or committee minutes.

(c) Expenses. In addition to any compensation received under Section 3(a) or (b) of this AGREEMENT, the EMPLOYERS shall pay or reimburse the EMPLOYEE for all reasonable travel, entertainment and miscellaneous expenses incurred in connection with the performance of his duties under this AGREEMENT. Such reimbursement shall be made in accordance with the existing policies and procedures of the EMPLOYERS pertaining to reimbursement of expenses to senior management officials. In addition, the EMPLOYERS shall reimburse the EMPLOYEE $1,000 per month during the TERM for the EMPLOYEE’s use of a car of his choosing, plus all expenses he incurs for gasoline used in the operation of his primary vehicle.

(d) Country Club. The EMPLOYERS shall reimburse the EMPLOYEE for membership dues at a country club mutually agreed upon by both the EMPLOYERS and the EMPLOYEE.

(e) Employee Benefit Program. During the TERM, the EMPLOYEE shall be entitled to participate in all formally established employee benefit, bonus, pension and profit-sharing plans and similar programs that are maintained by the EMPLOYERS from time to time, including programs in respect of group health, disability or life insurance, reimbursement of membership fees in civic, social and professional organizations and all employee benefit plans or programs hereafter adopted in writing by the Boards of Directors of the EMPLOYERS, for which senior management personnel are eligible, including any employee stock ownership plan, stock option plan or other stock benefit plan (collectively, the “BENEFIT PLANS”). Notwithstanding the foregoing sentence, the EMPLOYERS may discontinue or terminate at any time any such BENEFIT PLANS, now existing or hereafter adopted, to the extent permitted by the terms of such plans and shall not be required to compensate the EMPLOYEE for such discontinuance or termination.

(f) Officer Bonus Plan. The EMPLOYEE shall participate in BANK’s Management Annual Incentive Plan as in effect from time to time.

(g) Vacation and Sick Leave. The EMPLOYEE shall be entitled, without loss of pay, to be absent voluntarily from the performance of his duties under this AGREEMENT, subject to the following conditions:

(i) The EMPLOYEE shall be entitled to an annual vacation in accordance with the policies periodically established by the Boards of Directors of the EMPLOYERS for senior management officials of the EMPLOYERS, the duration of which shall not be less than four (4) weeks each calendar year;

(ii) Vacation time shall be scheduled by the EMPLOYEE in a reasonable manner and shall provide the Boards of Directors of the EMPLOYERS reasonable notice in advance of those dates during which he intends to take vacation time. The EMPLOYEE shall not be entitled to receive any additional compensation from the EMPLOYERS in the event of his failure to take the full allotment of vacation time in any calendar year; and

(iii) The EMPLOYEE shall be entitled to annual sick leave as established by the Boards of Directors of the EMPLOYERS for senior management officials of the EMPLOYERS. In the event that any sick leave time shall not have been used during any calendar year, such leave shall accrue to subsequent calendar years only to the extent authorized by the Boards of Directors of the EMPLOYERS. Upon termination of employment, the EMPLOYEE shall not be entitled to receive any additional compensation from the EMPLOYERS for unused sick leave.

Section 4. Termination of Employment.

(a) General. For purposes of this AGREEMENT, (i) a termination of employment shall mean the EMPLOYEE’s separation from service, as that phrase is defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “CODE”) and Treasury Regulation (“REG.”) § 1.409A-1(h); and (ii) any reference to a termination by or from the EMPLOYERS shall include a termination by or from the EMPLOYERS, and any other entity that, along with the EMPLOYERS, would be considered a “service recipient” within the meaning of Section 409A of the CODE and REG. § 1.409A-1(f). The following subsections (A), (B) and (C) of this Section 4(a) shall govern the obligations of the EMPLOYERS to the EMPLOYEE upon the occurrence of the events described in such subsections:

(A) Termination for JUST CAUSE. In the event that the EMPLOYERS terminate the employment of the EMPLOYEE during the TERM because of the EMPLOYEE’s personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure or refusal to perform the duties and responsibilities assigned in this AGREEMENT, willful violation of any law, rule, regulation or final cease-and-desist order (other than traffic violations or similar offenses), conviction or plea of guilty or nolo contendre of a felony or for fraud or embezzlement, or material breach of any provision of this AGREEMENT (collectively, “JUST CAUSE”), the EMPLOYEE shall not receive, and shall have no right to receive, any compensation or other benefits for any period after such termination and this AGREEMENT shall terminate at that time. No act, or failure to act, on the EMPLOYEE’s part shall be considered “willful” if he has acted or failed to act with good faith and with a reasonable belief that his action or failure to act was in the best interests of the EMPLOYERS.

(B) Termination in connection with CHANGE OF CONTROL.

(1) In the event that the EMPLOYERS terminate the employment of the EMPLOYEE before the expiration of the TERM without JUST CAUSE and within six months before the occurrence of a CHANGE OF CONTROL (as defined hereinafter) or within one year following the occurrence of a CHANGE OF CONTROL, and if the EMPLOYEE signs a general release as required by Section 4(e) of this AGREEMENT, then the following shall occur:

(a) The EMPLOYERS shall promptly pay to the EMPLOYEE, or to his dependents, beneficiaries or estate, an amount equal to three times the EMPLOYEE’S COMPENSATION (as defined below) in a lump sum without reduction for time value of money or other discount. This payment shall be made as promptly as practicable, but in no event later than March 15 of the calendar year following the calendar year in which the termination occurred. For purposes of this section, “EMPLOYEE’S COMPENSATION” shall mean: (I) the higher of the EMPLOYEE’S annual base salary immediately prior to occurrence of the CHANGE OF CONTROL or termination of the EMPLOYEE’S employment; plus (II) the annual highest bonus paid to the EMPLOYEE by the EMPLOYERS during the five years preceding his termination or such shorter period of time as the EMPLOYEE has been employed by the EMPLOYERS;

(b) Provided the EMPLOYEE and/or any eligible dependents properly elect COBRA coverage, the EMPLOYERS or their successors, survivors or assigns shall pay one hundred percent (100%) of all applicable premiums for continuation coverage for the EMPLOYEE and/or his dependents under the group health plan of the EMPLOYERS in which the EMPLOYEE was a participant at the time of the termination of his employment until the date on which the EMPLOYEE is eligible to participate in a group health plan of another employer as a full-time employee; provided, however, that in no event shall this period extend beyond the period of time during which the EMPLOYEE would be entitled to continuation coverage under the group health plan of NB&T under Section 4980B (COBRA) of the CODE;

(c) The EMPLOYERS or their successors, survivors or assigns shall reimburse the EMPLOYEE for one hundred percent (100%) of all applicable premiums paid by the EMPLOYEE and not otherwise reimbursed or compensated for by insurance for disability and life insurance policies not to exceed, in scope or benefit, any group disability and/or life insurance plan of the EMPLOYERS in which the EMPLOYEE was a participant at the time of the termination of his employment until the earlier of eighteen (18) months after the EMPLOYEE’s termination of employment or the date on which the EMPLOYEE is eligible to participate in a similar disability or life insurance plan of another employer as a full-time employee. Any reimbursement made pursuant to this Section 4(a)(B)(1)(c) shall be limited to the amount the EMPLOYERS pay for each such disability and life insurance policies for their then current employees and shall be made no later than the last day of the calendar year in which the EMPLOYEE incurred the expenses being reimbursed. In no event shall the amount of expenses eligible for reimbursement under this Section 4(a)(ii)(A)(3) for any calendar year affect the expenses eligible for reimbursement in another calendar year, and in no event may the EMPLOYEE liquidate or exchange any right to reimbursement under this Section 4(a)(ii)(A)(3) for any other right or benefit;

(d) In addition to the payments required by other subsections of this Section 4(a)(B) and as separate consideration for the EMPLOYEE’S agreements not to compete and not to solicit set forth in Section 8 of this AGREEMENT, the EMPLOYERS shall promptly pay to the EMPLOYEE, or to his dependents, beneficiaries or estate, $200,000 in a lump sum without reduction for time value of money or other discount. This payment shall be made as promptly as practicable, but in no event later than March 15 of the calendar year following the calendar year in which the termination occurred; and

(e) The EMPLOYEE shall not be required to mitigate the amount of any payment provided for in this AGREEMENT by seeking other employment or otherwise, nor shall any amounts received from other employment or otherwise by the EMPLOYEE offset in any manner the obligations of the EMPLOYERS hereunder, except as specifically stated in subsections (b) and (c).

(2) The EMPLOYEE may voluntarily terminate his employment with the EMPLOYERS for GOOD REASON (as defined below) during the one-year period following the occurrence of a CHANGE OF CONTROL and, if the EMPLOYEE signs a general release as required by Section 4(e) of this AGREEMENT, shall be entitled to the compensation and benefits as set forth in Section 4(a)(B)(1) of this AGREEMENT. For purposes of this subsection, the term “GOOD REASON” shall mean the occurrence of any of the following during the one-year period following the occurrence of a CHANGE OF CONTROL:

(a) a material diminution in the EMPLOYEE’S base compensation;

(b) a material diminution in the EMPLOYEE’S authority, duties, or responsibilities (for this purpose and without limiting the foregoing, a material diminution shall be deemed to occur if the EMPLOYEE is no longer the President or the Chief Executive Officer of the EMPLOYERS);

(c) a requirement that the EMPLOYEE report to a corporate officer or employee instead of reporting directly to the Board of Directors of the EMPLOYERS or any of their successors, survivors or assigns;

(d) a material diminution in the budget over which the EMPLOYEE retains authority;

(e) a material change in the geographic location at which the EMPLOYEE is required to perform services (for this purpose and without limiting the foregoing, a material change is deemed to occur if the EMPLOYEE is required to move his personal residence or perform his principal executive functions more than fifty (50) miles from his primary office as of the date of the commencement of the TERM); or

(f) the EMPLOYERS or any of their successors, survivors or assigns otherwise breaches this AGREEMENT in any material respect.

The EMPLOYEE shall be required to provide written notice to the EMPLOYERS or their successors, survivors or assigns within ninety (90) days of the initial existence of the condition constituting GOOD REASON, and the EMPLOYERS shall have thirty (30) days from the giving of this written notice in which to remedy the condition constituting GOOD REASON and not be required to pay the compensation and benefits described in Section 4(a)(B)(1). If the EMPLOYEE shall fail to provide such written notice to the EMPLOYERS within the period described above, then he will be deemed to have consented to such condition and the EMPLOYERS shall have no obligation to pay the compensation and benefits described in Section 4(a)(B)(1) with respect to such condition.

(3) Definition of “CHANGE OF CONTROL”. A “CHANGE OF CONTROL” shall mean any one of the following events: (a) the acquisition, directly or indirectly, of ownership or power to vote more than 50% of the voting stock of either of the EMPLOYERS; (b) the merger of either of the EMPLOYERS into, or the consolidation of either of the EMPLOYERS with, another corporation, or the merger of another corporation into either of the EMPLOYERS, on a basis whereby less than fifty percent of the total voting power of the surviving corporation is represented by shares held by former shareholders of HOLDING COMPANY prior to such merger or consolidation; (c) the acquisition of the ability to control the election of a majority of the directors of either of the EMPLOYERS; (d) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of HOLDING COMPANY or BANK cease for any reason to constitute at least a majority thereof; provided, however, that any individual whose election or nomination for election as a member of the Board of Directors of HOLDING COMPANY or BANK was approved by a vote of at least two-thirds of the directors then in office shall be considered to have continued to be a member of the Board of Directors of HOLDING COMPANY or BANK; (e) the acquisition by any person or entity of the power to direct either of BANK’s management or policies, if the Board of Directors has made a determination that such acquisition constitutes or will constitute an acquisition of control of either of the EMPLOYERS for the purpose of the Bank Holding Company Act or the Change in Bank Control Act and the regulations thereunder; or (f) BANK shall have sold substantially all of its assets. For purposes of this paragraph, the term “person” refers to an individual or corporation, partnership, trust, association, joint venture, pool, syndicate or other organization or entity.

Notwithstanding the foregoing, in no event shall the ownership of stock of BANK by HOLDING COMPANY or the ownership of stock of HOLDING COMPANY by an employee benefit plan sponsored or maintained by BANK or HOLDING COMPANY constitute a CHANGE OF CONTROL.

(C) Termination Without CHANGE OF CONTROL. In the event that the employment of the EMPLOYEE is terminated by the EMPLOYERS before the end of the TERM for any reason other than death, the inability to perform his duties because of a medically diagnosable condition as provided in Section 4(c) of this AGREEMENT, JUST CAUSE or in connection with or within six months before or one year after a CHANGE IN CONTROL, and if the EMPLOYEE signs a general release as required by Section 4(e) of this AGREEMENT, the EMPLOYERS shall be obligated (1) to make a lump sum payment to the EMPLOYEE within two weeks after the termination of the EMPLOYEE’S employment in the amount equal to the EMPLOYEE’S annual salary provided pursuant to Section 3(a) or (b) of this AGREEMENT; and (2) provided the EMPLOYEE and/or any eligible dependents properly elect COBRA coverage, until the earlier of the eighteen-month anniversary of the termination of the EMPLOYEE’S employment or the EMPLOYEE’S becoming employed full-time by another employer, to provide to the EMPLOYEE and/or his dependents at the EMPLOYEE’S expense, health, life and disability benefits substantially equal to those being provided to the EMPLOYEE at the date of termination of his employment. The EMPLOYERS’ obligation to provide life and disability benefits shall be contingent on the EMPLOYEE and/or his dependents being insurable in the EMPLOYERS’ group insurance plans.

(b) Death of the EMPLOYEE. The TERM automatically terminates upon the death of the EMPLOYEE, unless the employment of EMPLOYEE has been terminated prior to the EMPLOYEE’S death pursuant to Section 4(a) of this AGREEMENT. In the event of such death, the EMPLOYEE’S estate shall be entitled to receive the compensation due the EMPLOYEE through the last day of the calendar month in which the death occurred, except as otherwise specified herein.

(c) Medically Diagnosable Condition: Inability of the EMPLOYEE to Perform Duties. If the EMPLOYEE is unable to perform his duties as set forth in Section 2 of this AGREEMENT because of a medically diagnosable physical or mental condition for a period of one hundred eighty (180) consecutive days or more, the EMPLOYERS shall have the right to terminate the employment of the EMPLOYEE by giving him written notice. In the event that the employment of the EMPLOYEE is terminated by the EMPLOYERS before the end of the TERM as provided in this Section 4(c), and if the EMPLOYEE signs a general release as required by Section 4(e) of this AGREEMENT, the EMPLOYERS shall be obligated (i) to pay to the EMPLOYEE a lump sum payment equal to 50% of his then current annual salary and (ii) provided the EMPLOYEE and/or any eligible dependents properly elect COBRA coverage, until the earlier of the eighteen-month anniversary of the termination of the EMPLOYEE’S employment or the EMPLOYEE’S becoming employed full-time by another employer, to provide to the EMPLOYEE and/or his dependents at the EMPLOYEE’S expense, health, life and disability benefits substantially equal to those being provided to the EMPLOYEE at the date of termination of his employment. The EMPLOYERS’ obligation to provide life and disability benefits shall be contingent on the EMLOYEE and/or his dependents being insurable at standard rates and being insurable in the EMPLOYERS’ group insurance plans. Such payment shall be made as promptly as practicable, but in no event later than March 15 of the calendar year following the calendar year in which the termination occurred. The EMPLOYEE shall not be entitled to payment pursuant to this section if the EMPLOYEE voluntarily terminates his employment due to such a medically diagnosable physical or mental condition.

(d) “Golden Parachute” Provisions.

(i) Any payments made to the EMPLOYEE pursuant to this AGREEMENT, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and applicable regulations of the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation or the Board of Governors of the Federal Reserve.

(ii) In the event that payments pursuant to Section 4(a), alone or in combination with any other compensation, would result in the imposition of a penalty tax pursuant to Section 280G(b)(3) of the CODE and the regulations promulgated thereunder (collectively, “SECTION 280G”), such payments shall be reduced to the maximum amount that may be paid under SECTION 280G without exceeding such limits. For purposes of this Section, any determination that a payment is subject to Section 280G and any determination of the maximum amount that may be paid under Section 280G shall be made in writing by the principal certified accounting firm or other professional selected by the EMPLOYERS in their sole discretion. In the event a reduction in payments is necessary in order to comply with the requirements of this AGREEMENT relating to the limitations of SECTION 280G or applicable regulatory limits, the EMPLOYEE may determine, in his sole discretion, which categories of payments are to be reduced or eliminated.

(e) Payments Conditioned on General Release. As a condition precedent to the payment by the EMPLOYERS to the EMPLOYEE of any amounts and/or the providing to the EMPLOYEE and/or his dependents any benefits provided in Sections 4(a)(B), 4(a)(C), 4(c), and/or 8 of this AGREEMENT, the EMPLOYEE shall execute a valid General Release of any and all claims against the EMPLOYERS in a form prescribed by the EMPLOYERS.

(f) Termination of this AGREEMENT. This AGREEMENT shall terminate, as follows:

(i) If the EMPLOYEE signs a general release as required by Section 4(e) of this AGREEMENT on or before the one hundred eightieth (180th) day after the termination of his employment, when the EMPLOYERS have satisfied any obligations to the EMPLOYEE under provided in Sections 4(a)(B), 4(a)(C), 4(c), and/or 8 of this AGREEMENT.

(ii) If the EMPLOYEE does not sign a binding general release as required by Section 4(e) of this AGREEMENT, on or before the one hundred eightieth (180th) day after the termination of his employment, at the end of that one-hundred-eighty-day time period.

Section 5. Special Regulatory Events. Notwithstanding Section 4 of this AGREEMENT, the obligations of the EMPLOYERS to the EMPLOYEE shall be as follows in the event of the following circumstances:

(a) If the EMPLOYEE is suspended and/or temporarily prohibited from participating in the conduct of the EMPLOYERS’ affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (the “FDIA”), the EMPLOYERS’ obligations under this AGREEMENT shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the EMPLOYERS may, in their discretion, pay the EMPLOYEE all or part of the compensation withheld while the obligations in this AGREEMENT were suspended and reinstate, in whole or in part, any of the obligations that were suspended.

(b) If the EMPLOYEE is removed and/or permanently prohibited from participating in the conduct of the EMPLOYERS’ affairs by an order issued under Section 8(e)(4) or (g)(l) of the FDIA, all obligations of the EMPLOYERS under this AGREEMENT shall terminate as of the effective date of such order; provided, however, that vested rights of the EMPLOYEE shall not be affected by such termination.

Section 6. Consolidation, Merger or Sale of Assets. Nothing in this AGREEMENT shall preclude the EMPLOYERS from consolidating with, merging into, or transferring all, or substantially all, of their assets to another corporation that assumes all of the EMPLOYERS’ obligations and undertakings hereunder. Upon such a consolidation, merger or transfer of assets, the term “EMPLOYERS” as used herein shall mean such other corporation or entity and this AGREEMENT shall continue in full force and effect; provided, however, that the assumption of the EMPLOYERS’ obligations and undertakings hereunder shall not affect the EMPLOYEE’S right to payments pursuant to Section 4(a)(ii) of this AGREEMENT in connection with such consolidation, merger or transfer of assets.

Section 7. Confidential Information. The EMPLOYEE acknowledges that during his employment he will learn and have access to confidential information regarding the EMPLOYERS and their customers and businesses. The EMPLOYEE agrees and covenants not to disclose or use for his own benefit, or the benefit of any other person or entity, any confidential information, unless or until the EMPLOYERS’ consent to such disclosure or use or such information becomes common knowledge in the industry or is otherwise legally in the public domain. The EMPLOYEE shall not knowingly disclose or reveal to any unauthorized person any confidential information relating to the EMPLOYERS, their subsidiaries or affiliates, or to any of the businesses operated by them, and the EMPLOYEE confirms that such information constitutes the exclusive property of the EMPLOYERS. The EMPLOYEE shall not otherwise knowingly act or conduct himself (a) to the material detriment of the EMPLOYERS, their subsidiaries, or affiliates, or (b) in a manner which is inimical or contrary to the interests of the EMPLOYERS.

Section 8. Non-Competition and Non-Solicitation.

(a) During the TERM of this AGREEMENT, during the time period for which the EMPLOYEE receives any payments or benefits under this AGREEMENT, and for a period of two (2) years following the termination of the EMPLOYEE’S employment with the EMPLOYERS, whichever is longer, and regardless of the reason for that termination, the EMPLOYEE covenants and agrees not to, either directly or indirectly, for himself or through, on behalf of, or in conjunction with, any person, persons, or organization, (i) own, operate, maintain, consult with, be employed by, engage in, or have any other interest (whether as an owner, shareholder, officer, director, partner, member, employee, joint venturer, beneficiary, independent contractor, agent, or any other interest) and whether or not for compensation engage in any COMPETING BUSINESS, (ii) solicit, contact, call upon, communicate with or attempt to communicate with any CUSTOMER of any member of the EMPLOYER GROUP for the purpose of providing products and/or services provided to its CUSTOMERS by any member of the EMPLOYER GROUP, and/or (iii) solicit any person who is then an employee of any member of the EMPLOYER GROUP or who has been an employee of any member of the EMPLOYER GROUP at any time within the six months of such solicitation for the purpose of inducing such person to become an employee of, consultant to, or contractor for a COMPETING BUSINESS. EMPLOYER GROUP means the HOLDING COMPANY and any subsidiary of the HOLDING COMPANY. COMPETING BUSINESS means any person, business, firm, or enterprise that is engaged in or is about to become engaged in the banking and/or financial services industry, including but not limited to, financial accounts, loans, credit and debit cards, employee benefits administration, payroll processing, merchant accounts, investment and brokerage services, financial planning, trust and estate services, retirement planning, and insurance products and services, in any county in, or adjacent to, which any member of the EMPLOYER GROUP has an office. CUSTOMER means each and every person who, or entity which, at any time during the eighteen (18) months immediately preceding the termination of the EMPLOYEE’S employment with the EMPLOYERS did business with any member of the EMPLOYER GROUP.

(b) The EMPLOYEE and the EMPLOYERS agree that: (i) the covenants and agreements of the EMPLOYEE contained in this AGREEMENT are reasonably necessary to protect the interests of the EMPLOYERS in whose favor said covenants and agreements are imposed in light of the nature of the EMPLOYER’S business and the involvement of the EMPLOYEE in such business; (ii) the restrictions imposed by this AGREEMENT are reasonable and necessary to protect the legitimate business interests of the EMPLOYERS and that they are not greater than are necessary for the protection of the EMPLOYERS in light of the substantial harm that the EMPLOYERS will suffer should the EMPLOYEE breach any of the provisions of said covenants or agreements; (iii) the covenants and agreements of the EMPLOYEE contained in this AGREEMENT form material consideration for this AGREEMENT; (iv) the periods and any geographical areas of restriction contained in this AGREEMENT are fair and reasonable in that they are reasonably required for the protection of the EMPLOYERS; and (v) the nature, kind and character of the activities in which the EMPLOYEE is prohibited from engaging are reasonable and necessary to protect the EMPLOYERS.

(c) The EMPLOYEE and the EMPLOYERS acknowledge that a breach by the EMPLOYEE of any of the terms or conditions of this AGREEMENT will result in irreparable harm to the EMPLOYERS and that the remedies at law for such breach may not adequately compensate the EMPLOYERS for damages suffered. Accordingly, the EMPLOYEE agrees that in the event of such breach, the EMPLOYERS shall be entitled to seek injunctive relief or such other equitable remedy as a court of competent jurisdiction may provide. If all or a portion of any of the restrictions and agreements of the EMPLOYEE contained in this AGREEMENT, including but not limited to Sections 7 and 8, are held to be unreasonable or unenforceable by a court of competent jurisdiction in an final order to which the EMPLOYERS are a party, the EMPLOYEE expressly agrees to be bound by any lesser agreement or restriction subsumed within the terms of the invalidated provision to the maximum extent permitted by law as if the resulting covenant were originally and separately stated in this AGREEMENT. The EMPLOYEE further agrees that should a court issue any such injunctive relief, the EMPLOYERS shall not be required to post any surety bond or other security for the injunctive relief to take effect. Nothing contained herein will be construed to limit the rights of the EMPLOYERS to any remedies at law, including the recovery of damages for breach of this AGREEMENT.

(d) Notwithstanding anything to the contrary contained in this AGREEMENT, Sections 7 and 8 shall remain in effect following the termination of this AGREEMENT.

Section 9. Nonassignability. Neither this AGREEMENT nor any right or interest hereunder shall be assignable by the EMPLOYEE, his beneficiaries, or legal representatives without the EMPLOYERS’ prior written consent; provided, however, that nothing in this Section 9 shall preclude (a) the EMPLOYEE from designating a beneficiary to receive any benefits payable hereunder upon his death, or (b) the executors, administrators, or other legal representatives of the EMPLOYEE or his estate from assigning any rights hereunder to the person or persons entitled thereto.

Section 10. No Attachment. Except as required by law, no right to receive payment under this AGREEMENT shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process of assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

Section 11. Binding AGREEMENT. This AGREEMENT shall be binding upon, and inure to the benefit of, the EMPLOYEE and the EMPLOYERS and their respective permitted successors and assigns.

Section 12. Arbitration and Legal Expenses. Any dispute or controversy arising under or in this AGREEMENT shall be settled exclusively by arbitration in accordance wit the rules of the American Arbitration Company then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The EMPLOYERS shall promptly pay all legal fees and expenses (including the costs of experts, evidence and counsel) that the EMPLOYEE may incur as a result of the EMPLOYEE or the EMPLOYER contesting the validity or enforceability of this AGREEMENT or the EMPLOYEE seeking to obtain any right or benefit provided by this AGREEMENT if an arbitrator or a court of competent jurisdiction renders a final decision in favor of the EMPLOYEE with respect to any such contest, or to the extent agreed upon by the EMPLOYERS and the EMPLOYEE in an agreement of settlement with respect to any such contest.

Section 13. Amendment of AGREEMENT. This AGREEMENT may not be modified or amended, except by an instrument in writing signed by the parties hereto.

Section 14. Section 409A of the CODE. The compensation and benefits payable pursuant to this AGREEMENT are intended to be exempt from the requirements of Section 409A of the CODE and, to the maximum extent permitted by law, shall be interpreted in a manner that results in its continued exemption from the requirements of that section. In the event it is determined that any compensation or benefit payable pursuant to this AGREEMENT is deferred compensation and that the EMPLOYEE is a “specified employee,” both within the meaning of Section 409A of the CODE, then payments of such amount shall not be made until the first business day that is six months following the date of the EMPLOYEE’S termination or, if earlier, the date of the EMPLOYEE’S death.

Section 15. Waiver. No term or condition of this AGREEMENT shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this AGREEMENT, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver, unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than the act specifically waived.

Section 16. Severability. If, for any reason, any provision of this AGREEMENT is held invalid, such invalidity shall not affect the other provisions of this AGREEMENT not held so invalid, and each such other provision shall, to the full extent consistent with applicable law, continue in full force and effect. If this AGREEMENT is held invalid or cannot be enforced, then any prior AGREEMENT between the EMPLOYERS (or any predecessor thereof) and the EMPLOYEE shall be deemed reinstated to the full extent permitted by law, as if this AGREEMENT had not been executed.

Section 17. Headings. The headings of the paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this AGREEMENT.

Section 18. Governing Law. This AGREEMENT has been executed and delivered in the State of Ohio and its validity, interpretation, performance, and enforcement shall be governed by the laws of this State of Ohio, except to the extent that federal law is governing.

Section 19. Effect of Prior Agreements. This AGREEMENT contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the EMPLOYERS and the EMPLOYEE, each of which is hereby terminated and is of no further force or effect.

Section 20. Notices. Any notice or other communication required or permitted pursuant to this AGREEMENT shall be deemed delivered if such notice or communication is in writing and is delivered personally or by facsimile transmission or is deposited in the United States mail, postage prepaid, addressed as follows:

If to HOLDING COMPANY and/or BANK:

The National Bank and Trust Company

48 N. South Street

Wilmington, OH 45177

Attention: Chairman of the Board

With copies to:

Vorys, Sater, Seymour and Pease LLP

Suite 2000, Atrium Two

221 East Fourth Street

Cincinnati, Ohio 45202

Attention: Cynthia A. Shafer

If to the EMPLOYEE to:

Mr. John J. Limbert

1392 Eden Meadows Way

Dayton, OH 45440

IN WITNESS WHEREOF, the EMPLOYERS have caused this AGREEMENT to be executed by their duly authorized officers, and the EMPLOYEE has signed this AGREEMENT, each as of the day and year first above written.

Attest:	NB&T FINANCIAL GROUP, INC.

/s/ Brooke Williams James	By:	/s/ Timothy L. Smith
its Chairman of the Board

Attest:	THE NATIONAL BANK AND TRUST COMPANY

/s/ D. Jeffery Lykins	By:	/s/ Timothy L. Smith
its Chairman of the Board

Attest:

/s/ Charles L. Dehner		/s/ John J. Limbert
John J. Limbert